Exhibit 10.3

To: Bio-Matrix Scientific Group, Inc.

From: David R Koos

Date: Nov 1, 2016

I hereby forgive all accrued interest on amounts lent by me to Bio-Matrix Scientific Group, Inc. I may lend further amounts at my discretion (“Further Amounts”). Further Amounts shall accrue no interest and shall be payable upon my demand.

Sincerely,

/s/ David Koos

David R. Koos